EMPLOYMENT AND NON-COMPETITION AGREEMENT
This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of October 24, 2019, is among CURO Group Holdings Corp., a Delaware corporation (“CURO”), CURO Management LLC, a Nevada limited liability company (“CMLLC”), and Roger Dean (“Employee”). As used in this Agreement, the term “CURO” includes both CURO and CMLLC, unless the context clearly indicates otherwise.
Whereas, Employee is currently employed as Executive Vice President and Chief Financial Officer, pursuant to an employment agreement with CURO (fka Speedy Group Holdings Corp.), dated April 28, 2016 (the “Prior Agreement”);
Whereas, concurrently with entry into this Agreement, the Prior Agreement is being terminated, and Employee shall be employed by CURO on the terms set forth below.

Now, Therefore, it is hereby agreed as follows:

1.    Employment. CURO hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

2.    Duties. Employee shall be employed as the Executive Vice President and Chief Financial Officer of CURO. In such capacity, Employee shall have the responsibilities and duties customary for such offices and such other executive responsibilities and duties as are reasonably assigned by the Chief Executive Officer of CURO which are consistent with Employee’s position. At all times during the performance of this Agreement, Employee will adhere to the rules and regulations (the “Policies”) that have been or may hereafter be established by the Board of Directors (the “Board”) of CURO (and any committee thereof) for the conduct of Employees of CURO and its subsidiaries or for the position or positions held by Employee. Employee agrees to devote substantially all of his time and best efforts to the performance of his duties to CURO.

3.    Term. Employee’s term of employment shall be effective as of October 24, 2019 (the “Effective Date”) and shall continue until terminated in accordance with Section 6 below.

4.    Compensation and Benefits. Until the termination of Employee’s employment hereunder, in consideration for the services of Employee, CURO shall compensate Employee as follows:

(a)    Base Salary. CURO shall pay Employee, in accordance with CURO’s then current payroll practices, an annual base salary (the “Base Salary”). As of the Effective Date, Employee’s Base Salary is $471,328.

(b)    Short-Term Incentive Compensation. For each calendar year during the term of this Agreement, Employee shall be eligible to participate in CURO’s annual short-term incentive program, with a target annual short-term incentive compensation award as determined annually by the full Board (the “STIP Award”). Subject to the foregoing, the performance targets, allocation of the aggregate award among those performance targets and threshold and stretch potential shall be approved annually by the Board and shall be substantially similar to the terms and conditions applicable to awards made to other executive officers. Except as otherwise provided for in this Agreement, any STIP Award actually earned by Employee in any calendar year shall be paid to Employee at the same time and manner as CURO pays annual short-term incentive compensation awards to other executive officers, subject to Employee’s employment through the applicable performance period.

(c)    Long-Term Incentive Compensation. For each calendar year during the term of this Agreement, Employee shall be eligible to participate in CURO’s long-term incentive compensation program (the “LTIP Award”). The LTIP Award shall be in the amount and form of equity (subject to vesting and other terms) as determined annually by the full Board and shall be evidenced by an award agreement in the form used by CURO for other senior executives.

(d)    Vacation. Employee shall be entitled to the greater of (i) four weeks’ vacation plus one week sick time each calendar year (prorated for any partial calendar year of employment) or (ii) the amount of vacation and sick time that Employee is entitled to each calendar year under CURO’s vacation policy. Any vacation shall be taken at the reasonable and mutual convenience of CURO and Employee.

(e)    Insurance; Other Benefits. Employee shall be entitled to receive any health, accident, disability and life insurance and other employee benefits provided by CURO under group health, accident, disability and life insurance plans and other employee benefit plans and fringe benefits maintained by CURO for its full-time, salaried executive employees as such benefits may be modified from time-to-time by the Board. In addition, Employee shall be entitled to participate in CURO’s Non-Qualified Deferred Compensation Plan, on terms consistent with other senior executives of CURO.

(f)    Withholding. All amounts payable by CURO to Employee hereunder (including, but not limited to, Base Salary and STIP Award) shall be reduced prior to the delivery of such payment to Employee by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

5.    Expenses. CURO shall reimburse Employee for all documented reasonable expenses of types authorized by CURO and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as CURO may establish from time-to-time.

6.    Termination. Employee’s employment hereunder shall commence on the Effective Date and continue until the expiration of the term as contemplated by Section 3 above, except that the employment of Employee hereunder shall earlier terminate:

(a)    Death. Upon Employee’s death.

(b)    Disability. At the option of CURO, in the event of Employee’s Disability (as defined below), upon 30 days’ written notice from CURO. For purposes hereof, Employee shall be deemed to have a “Disability” if Employee is unable (as reasonably determined in good faith by the Board), on account of a physical or mental illness, injury or disease or combination thereof, to substantially perform his material duties and obligations under this Agreement for a period of more than 90 consecutive days or for a total of 180 days within any 12-month period.

(c)    For Cause. For “Cause” immediately upon written notice by CURO to Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall reasonably determine, that any one or more of the following has occurred:

(i)    Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against CURO or any of its subsidiaries (CURO and all of its subsidiaries, collectively, the “Companies”), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies;

(ii)    Employee shall have committed or been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any other crime that could reasonably be expected to have a material adverse effect on the business or reputation of any of the Companies;

(iii)    Employee shall have committed a material breach of any of the covenants, terms and provisions of Sections 7, 8 or 9 hereof or of CURO’s Code of Business Conduct and Ethics or other written policy adopted by the Board;

(iv)    Employee shall have breached in any material respects any one or more of the provisions of this Agreement (excluding §§7, 8 and 9 hereof), and such breach, if curable, shall have continued or not been remedied for a period of ten (10) days after written notice to Employee specifying such breach in reasonable detail (and during which time Employee may be suspended with pay);

(v)    Employee shall have refused, after written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties hereunder;

(vi)    Employee shall be chronically absent from work (excluding disability (as defined in the applicable plan or program), vacation, illnesses or leaves of absence approved by the Board) and such absence shall continue following written notice to Employee;

(vii)    Employee, subject to Section 1 hereof, shall have failed to devote substantially all of his full time and best efforts to the performance of his duties to CURO and such failure continues for more than 10 days after written notice of such failure has been given to Employee; or

(viii)    Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs or shall have possessed illegal, unpermitted or unregistered weapons, in each case on the premises of CURO or any of its direct or indirect subsidiaries.
(d)    Resignation or Termination Without Cause. At any time, upon written notice by either CURO or Employee to the other party hereto.

(e)    Resignation For Good Reason. Employee may terminate his employment for “Good Reason” upon prior written notice to CURO. For purposes of this Agreement, the term “Good Reason” shall mean:

(i)    a material breach by CURO of any of its obligations under this Agreement that shall have continued for a period of 30 days after written notice to CURO specifying such breach in reasonable detail and that is continuing as of the date of termination; or

(ii)    any other action by CURO which results in a material diminution in Employee’s title, position, compensation, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by CURO within 10 business days after receipt of notice thereof given by Employee. For purposes of the foregoing, (a) changes in the reporting relationships of officers and management personnel other than the Chief Executive Officer shall not be deemed to constitute a material diminution as long as all such officers and management personnel report to the Chief Executive Officer directly or through one or more other officers or management personnel and (b) CURO and Employee acknowledge and agree that legal and compliance related functions may be required to report to the Board or a committee thereof and that any such reporting arrangements will not constitute a material diminution of reporting relationships.

(f)    Rights and Remedies on Termination.

(i)    If Employee’s employment hereunder is terminated pursuant to any of Sections 6(a), 6(b) or 6(c) or by Employee pursuant to Section 6(d), then Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration.

(ii)    If Employee’s employment hereunder is terminated by CURO pursuant to Section 6(d) or by Employee pursuant to Section 6(e), then Employee shall be entitled to continue to receive (a) payment, in accordance with CURO’s then-current payroll practices, of Employee’s Base Salary in effect at the time of such termination (the “Termination Date”) for a 12-month period following such termination (the “Severance Period”), (b) any STIP Award earned for a completed calendar year pursuant to Section 4(b) but not yet paid as of the Termination Date, (c) to the extent that the Board determines that CURO was on track to meet the current calendar year STIP Award targets contemplated by Section 4(b) at the Termination Date and those targets are actually met for such calendar year, the amount of the applicable STIP Award prorated for the number days elapsed (out of 365) in such year prior to such Termination Date (it being understood and agreed that any STIP Award or prorated STIP Award payable pursuant to clauses (b) or (c) above shall be paid at such time as such STIP Awards would have otherwise been payable under Section 4(b)) and (d) to the extent permitted by applicable law without any penalty to Employee or CURO and subject to Employee’s election of COBRA continuation coverage under CURO’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Period during which Employee is receiving COBRA continuation coverage under CURO’s group health plan (the “COBRA Continuation Period”), CURO will pay Employee an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided that the payments pursuant to this clause (d) shall be made on an after-tax basis and cease earlier than the expiration of the COBRA Continuation Period in the event that Employee becomes eligible to receive any health benefits, including through a spouse’s employer, during the COBRA Continuation Period or ceases receiving COBRA continuation coverage. For purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by CURO as of the date of termination. Notwithstanding the foregoing, (x) Employee’s right to receive the foregoing payments and benefits is expressly conditioned upon receipt by CURO, within the time frame specified by Section 10(i), of a written release executed by Employee, in form and substance satisfactory to CURO, of any and all claims or causes of action of any nature relating directly or indirectly to such Employee’s employment or termination of employment by CURO, and (y) in the event that Employee breaches any of the covenants, terms or provisions of Sections 7, 8 or 9 hereof, without limiting any other rights that CURO may have, CURO’s obligation to make payments under this Section 6(f)(ii) shall immediately terminate.

(iii)     In the event any payments or benefits otherwise payable to Employee, whether or not pursuant to this Agreement, (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 6(f)(iii), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless CURO and Employee otherwise agree in writing, any determination required under this Section 6(f)(iii) will be made in writing by the public accounting firm that is retained by CURO as of the date immediately prior to the change in control (“Accountants”). In the event that the Accountants are serving as accountant or auditor for the individual, entity, or group effecting the change in control, Employee will appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the “Accountants”). The determination of the Accountants will be conclusive and binding upon Employee and CURO for all purposes. For purposes of making the calculations required by this Section 6(f)(iii), the Accountants (1) may make reasonable assumptions and approximations concerning applicable taxes, (2) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (3) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by Employee, including any agreement by Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Employee that may then be in effect (including, without limitation, those contemplated by Section 8 of this Agreement). CURO and Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. CURO will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Employee (but no non-parachute payment amounts) shall be reduced in the following order: (A) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (C) all other non-cash benefits not otherwise described in clause (B) of this Section 6(f)(v) reduced last. In applying these principles, any reduction or elimination of the payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(iv)    Except as otherwise set forth in this Section 6(f), Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination or benefits or compensation to which Employee is entitled pursuant to applicable law (e.g. COBRA).

7.    Inventions; Assignment. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of any of the Companies, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies (“Inventions”), shall be the exclusive property of the Companies. Employee shall promptly disclose all Inventions to CURO, shall execute at the request of CURO any assignments or other documents CURO may deem necessary to protect or perfect the rights of the Companies therein, and shall assist the Companies, at the Companies’ expense, in obtaining, defending and enforcing the Companies’ rights therein. Employee hereby appoints CURO and each of the other Companies, individually, as his attorney in fact to execute on his behalf any assignments or other documents deemed necessary by CURO or any of the other Companies to protect or perfect their rights to any Inventions.

8.    Confidential Information.

(a)Employee recognizes and acknowledges that certain assets of, and information relating to, the Companies, including, without limitation, information regarding the Companies’ methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists (“Confidential Information”) are valuable, special and unique assets or information of the Companies and their affiliates. Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (i) Confidential Information which was generally available to the public at the time of disclosure by Employee or (ii) Confidential Information which becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by CURO or Employee, Employee shall deliver to CURO all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. In the event that Employee is legally compelled to disclose any of the Confidential Information, he shall provide CURO with prompt written notice so that CURO, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required to be disclosed.

(b)In addition, Employee understands that nothing in this Agreement shall be construed to prohibit Employee from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (ii) truthfully responding to or complying with a subpoena, court order or other legal process or (iii) exercising any rights Employee may have under applicable labor laws to engage in concerted activity with other employees; provided however, that Employee agrees to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where Employee’s right to receive such a monetary benefit is otherwise not waivable by law.

(c)Employee understands that the Defend Trade Secrets Act provides that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Employee files a lawsuit for retaliation by any of the Companies for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.    Post Termination Covenants. During the term of Employee’s employment hereunder and for 12 months (“the Designated Period”) after termination of Employee’s employment hereunder, Employee will not (a) anywhere within any county in which any of the Companies conducts business, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than 1% of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that provides the same or any substantially similar services or products offered by any of the Companies during the term of Employee’s employment or at the time of Employee’s termination or that any of the Companies has notified Employee at any time prior to the time of such termination that it proposes to conduct and for which any of the Companies have, prior to the time of such termination, expended substantial resources (the “Designated Industry”), (b) solicit any employee of any of the Companies to leave its employ for alternative employment, or hire or offer employment to any person to whom Employee actually knows any of the Companies has offered employment, (c) solicit, or attempt to divert or otherwise interfere with the relationship with, any customers or suppliers of the Companies, and (d) disparage the Companies or any of their officers, directors or employees. Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Companies. Employee will continue to be bound by the provisions of this Section §9 until their expiration and shall not be entitled to any compensation from CURO with respect thereto except as provided above. If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Employee hereby acknowledges that he has agreed to be bound by the provisions of this Section 9 in consideration for the compensation, severance and other benefits to be provided by CURO to Employee pursuant to the terms of this Agreement.

10.    Recoupment. Any compensation paid or payable under this Agreement or any other agreement or arrangement between the Employee and CURO shall be subject to any policy of CURO regarding the recoupment or clawback of compensation as in effect at the date of this Agreement or as hereafter adopted or amended by the Board or required by applicable law, including to conform to regulations related to recoupment or clawback of compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

11.    General.

(a)    Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 10(a):

If to CURO, to:
CURO Group Holdings Corp.
3527 North Ridge Road
Wichita, Kansas 67205
Attention: Chief Legal Officer

If to Employee, to Employee’s last known address, as reflect in CURO’s records.

(b)    Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under Sections 7, 8 and 9 hereof, CURO will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)    Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d)    Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e)    Counterparts. This Agreement may be executed in multiple counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)    Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of CURO.

(g)    Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the Prior Agreement any other employment agreements or any other agreements or memoranda entitling Employee to compensation (including any bonus) from CURO or any of the Companies. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(h)    Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Kansas, without giving effect to any principles of conflicts of laws.

(i)    Section 409A.

(i)    Purpose. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”), to the fullest extent possible, partially as an involuntary separation pay plan as that term is understood under Treasury Regulation § 1.409A-1(b)(9) and partially as providing for short-term deferrals as that term is understood under Treasury Regulation § 1.409A-1(b)(4) and will be interpreted and operated consistently with those intentions. To the extent Section 409A is found to be applicable to this Agreement, this Agreement is to be interpreted to comply with Section 409A and will be interpreted and operated consistently with those intentions. However, CURO does not warrant to Employee that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A.

(ii)    Amounts Payable on Account of Termination. CURO will pay and provide Employee with the payments and benefits provided for under Section 6 of the Agreement if Employee’s employment terminates during the term of this Agreement in a manner that constitutes a “separation from service” as that term is defined by Section 409A.

(iii)    Reimbursements. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(iv)    Releases. Any amounts otherwise payable on account of Employee’s separation from service under this Agreement which (1) are conditioned in any part on a release of claims and (2) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming Employee’s latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall be paid, if ever, on the Release Deadline, even if Employee’s release becomes irrevocable before that date. CURO may elect to make such payment up to 30 days prior to the Release Deadline, however. If no such last day is specified in this Agreement, then such last day will be the 60th day after Employee’s separation from service.

(v)    Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)    Delay Period. Notwithstanding any other timing provision in this Agreement, if, at the time any payment that is not exempt from Section 409A would commence due to a separation from service, and Employee is a “specified employee” as that term is defined by Section 409A of the Code, then no such payment under this Agreement may be paid before the date that is six months after Employee’s separation from service (or, if earlier, before the date of the individual’s death). Payments that are not exempt from Section 409A and that Employee would otherwise have been entitled to during those six months will be accumulated and paid on the first payroll date after six months following Employee’s separation from service (or, if earlier, following the individual’s death). All payments that are exempt from Section 409A, or that would otherwise be made more than six months following Employee’s separation from service, will be made in accordance with the general timing provisions described above.
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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CURO GROUP HOLDINGS CORP.	CURO GROUP HOLDINGS CORP.

By:	Roger Dean

Title:	Date:

Date:

CURO MANAGEMENT LLC

By:

Title:

Date: